BNY: PO BOX 505006, Louisville, KY 40233-5006

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Have your ballot ready and please use one of the methods below for **easy voting:**

Your control number

Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

Companhia Paranaense de Energia - COPEL

Extraordinary General Meeting of Shareholders

For Shareholders of record as of [-----]

[-----] 1:23 AM, Local Time

Mail:

- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 12:00 p.m. E.T. on [-----]

Companhia Paranaense de Energia – COPEL
Preferred Cusip #20441B605

Instructions to The Bank of New York Mellon, as Depositary
(Must be received prior to 12:00 p.m. E.T. on [----])

The undersigned Owner of American Depositary Receipts ("ADRs") hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, insofar as practicable, to vote or cause to be voted the amount of Shares or other Deposited Securities represented by such Receipts of **Companhia Paranaense de Energia (the "Company")** registered in the name of the undersigned on the books of the Depositary as of the close of business on **[-----]** at the **Extraordinary General Meeting** to be held on **[-----]** at **[----] p.m. local time** exclusively in digital mode, to decide on the agenda at any adjournment or postponement thereof, on the matters as specified on the reverse side.

NOTES:
1. Please direct the Depositary how to vote by placing an X in the box opposite the resolutions on the reverse side.
2. American Depositary Shares for which no specific voting instructions are received by the Depositary shall not be voted.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Please make your marks like this: ☒

PROPOSAL		YOUR VOTE		
		FOR	AGAINST	ABSTAIN
1.	Ratification of: (a) the amendment to article 5 of our bylaws to create a new class of class C preferred shares, nominative, book-entry and without par value ("**Class C preferred shares**"), compulsorily redeemable, without the need for approval at a special meeting of holders of Class C preferred shares, under the terms of paragraph 6 of article 44 of the Brazilian Corporate Law; and (b) the mandatory conversion of all class A preferred shares ("**Class A preferred shares**") and Class B preferred shares into common shares and Class C preferred shares, in the proportion of one new common share and one new Class C preferred share for each Class A preferred share or Class B preferred share ("Conversion"), pursuant to article 136, paragraph 1, of the Brazilian Corporate Law.	☐	☐	☐

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date